Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269627

Supplement No. 2, Dated November 17, 2023

(to the Proxy Statement/Prospectus/Consent Solicitation Statement dated October 2, 2023)

SUPPLEMENT TO

JOINT PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR THE
EXTRAORDINARY GENERAL MEETING
OF SHAREHOLDERS OF INNOVATIVE INTERNATIONAL ACQUISITION CORP.

This Supplement No. 2, dated November 17, 2023 (this “Supplement”), updates and supplements the joint proxy statement/consent solicitation statement/prospectus dated October 2, 2023, as updated by Supplement No. 1 on October 20, 2023 (the “Proxy Statement/Prospectus/Consent Solicitation Statement”) of Innovative International Acquisition Corp. (“IOAC”) in connection with the proposed transactions (collectively, including the issuance of IOAC securities in connection therewith, the “Business Combination”) that are the subject of the Agreement and Plan of Merger and Reorganization (as may be amended or supplemented, the “Merger Agreement”), dated as of October 13, 2022, by and among IOAC, Zoomcar, Inc. (“Zoomcar”), Innovative International Merger Sub Inc. and Greg Moran, in the capacity as the representative of the Zoomcar stockholders and certain matters related to the prospective consummation (the “Closing”) of the Business Combination.

This purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement to reflect certain developments that occurred after the date of the Proxy Statement/Prospectus Statement, including, among other things, (i) Zoomcar’s revised contingent expectation to waive, in whole or in part, a material condition to the Closing set forth in the Merger Agreement and (ii) the terms of additional and prospective financing arrangements that IOAC and Zoomcar and other parties anticipate entering into, or may enter into, in connection with the Closing of the proposed Business Combination.

As previously disclosed, IOAC convened an extraordinary general meeting of shareholders (the “Business Combination Meeting”) to approve the Business Combination on Wednesday, October 25, 2023, at 11:00 a.m., Eastern Time. The Business Combination Meeting was adjourned to a later date in order to allow more time for the parties to consider and finalize financing and transaction terms. The adjourned Business Combination Meeting will be held on a later date virtually at https://web.lumiagm.com/#/228230513 (password: innovative2023), to approve the Business Combination, among other proposals described in the Proxy Statement/Prospectus/Consent Solicitation Statement. IOAC filed the Proxy Statement/Prospectus/Consent Solicitation Statement with the U.S. Securities and Exchange Commission (“SEC”) as part of a Registration Statement on Form S-4 (Registration No. 333-269627) (the “Registration Statement”).

As discussed in the Proxy Statement/Prospectus/Consent Solicitation Statement, IOAC shareholders who wished to exercise their redemption rights must have sent written requests no later than 5:00 p.m., Eastern Time on October 23, 2023 which was two business days prior to the originally scheduled date of the Business Combination Meeting. In connection with the Business Combination Meeting, as of November 17, 2023, IOAC shareholders holding approximately 2,406,396 IOAC public shares submitted requests to redeem their public shares for a pro rata portion of the funds in the IOAC’s trust account (the “Trust Account”), which requests have not been withdrawn. Any such requests to redeem IOAC public shares in connection with the proposed Business Combination may be withdrawn at any time, with IOAC’s consent, until the closing of the Business Combination.

This Supplement is being filed by IOAC with the SEC to supplement certain information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement remains unchanged. Capitalized terms used but not defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus/Consent Solicitation Statement.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus/Consent Solicitation Statement, including any additional supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement and all accompanying annexes. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 59 of the Proxy Statement/Prospectus/Consent Solicitation Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the Proxy Statement/Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus/Consent Solicitation Statement is dated November 17, 2023.

RECENT DEVELOPMENTS

Amended Contingent Waiver of Minimum Cash Condition

The Merger Agreement contains a condition to Closing (the “Minimum Cash Condition”), which is waivable by Zoomcar, that, as of the Closing, IOAC have cash and cash equivalents, including funds remaining in IOAC’s trust account (the “Trust Account”) of at least $50,000,000 (after deducting the aggregate amount of payments required to be made in connection with the redemptions by IOAC shareholders) and the proceeds from the certain financing transactions described in the Merger Agreement, and after payment of IOAC transaction expenses, Zoomcar transaction expenses and other liabilities due at the Closing.

IOAC, Innovative International Sponsor I LLC (“Sponsor”) and Ananda Small Business Trust (“Ananda Trust,” and together with IOAC and the Sponsor, the “IOAC Parties”) previously entered into the original Letter Agreement, dated as of October 19, 2023 (the “Original Letter Agreement”), which set forth the understanding and mutual agreement of the IOAC Parties and Zoomcar with respect to certain terms and commitments related to the Merger Agreement, including Zoomcar’s anticipated conditional waiver of the Minimum Cash Condition, and other matters, as described in Supplement No. 1.

The IOAC Parties and Zoomcar have entered into an amended and restated Letter Agreement, as of November 17, 2023 (the “Amended Letter Agreement”), which incorporates certain amendments (collectively, the “Amendments”) to the Original Letter Agreement relating to, among other things, revision to Zoomcar’s anticipated conditional waiver of the Minimum Cash Condition and other matters described herein.

The Amended Letter Agreement sets forth conditions referred to collectively as the “Closing Financing Condition”, upon the fulfillment of which Zoomcar conditionally expects to waive, in whole or in part, the Minimum Cash Condition set forth in the Merger Agreement in connection with the Closing; provided, however, that there are other material closing conditions set forth in the Merger Agreement that must also be satisfied prior to the Closing for the proposed Business Combination be consummated, including, without limitation, approval by Nasdaq of a listing application in connection with the proposed Business Combination and approval of the proposed Business Combination by IOAC shareholders and by Zoomcar stockholders.

The Closing Financing Condition, as described in the Amended Letter Agreement, includes (1) that IOAC have, and shall cause to be delivered to New Zoomcar at the Closing, cash and cash equivalents equal to the sum of (i) any amounts remaining in the Trust Account, after satisfaction of redemption payments and including any funds retained in the Trust Account as a result of non-redemption or similar transactions or potential financing and other transactions that IOAC and Zoomcar may consider and enter into prior to or in connection with the potential Business Combination (such transactions, collectively, the “Prospective Closing Financing Transactions”), (ii) anticipated proceeds from transactions described below as “Future Ananda Trust Investment Commitments”, assuming the consummation thereof, subject to the contingencies and conditions described below, and (iii) the proceeds, if any, from other Prospective Closing Financing Transactions, in all cases net of fees and expenses, including Company Transaction Expenses, Purchaser Transaction Expenses and any other Liabilities due at the Closing (subject to Zoomcar’s agreement to cooperate with IOAC to enter into agreements and arrangements mutually acceptable to applicable Vendors (as defined below) and Zoomcar for the purpose of deferring or converting into obligations to be satisfied through the issuance of equity or equity-linked securities, in lieu of cash); (2) that Sponsor use best efforts to support the satisfaction of the Closing Financing Condition, including by (x) agreeing to utilize, whether by transfer, forfeiture, escrow and cancellation or otherwise, the Class B ordinary shares, par value $0.0001 per share, of IOAC held by the Sponsor to incentivize non-redeeming IOAC shareholders or other investors to buy or hold and not redeem IOAC public shares through the date on which the Business Combination occurs (the “Closing Date”) or other Prospective Closing Financing Transactions mutually agreeable to applicable IOAC Parties and Zoomcar, and (y) agreeing, contingent upon and concurrent with the Closing, to forgive, satisfy, extinguish or, to the extent permissible under the existing terms of outstanding promissory notes or other applicable instruments, to convert to equity any liabilities or repayment obligations to Sponsor or its affiliates; and (3) that Ananda Trust (i) enter into (or cause qualified affiliates of Ananda Trust which are also accredited investors to enter into, if and to the extent permitted and applicable under the terms of the AT Investment Documents), one or more definitive agreements (the “AT Investment Documents”) related to the Future Ananda Trust Investment Commitments described below; and (ii) agree, to the extent reasonably requested and necessary in connection with efforts to consummate the proposed Business Combination (including, without limitation, in connection with Zoomcar’s efforts to solicit consents to the proposed Business Combination from Zoomcar stockholders, in connection with efforts to induce investors to participate in Prospective Closing Financing Transactions or otherwise), to extended lock-up terms applicable to all securities held by Ananda Trust after the Closing (and any shares into which convertible securities may be converted or for which they may be exchanged), provided that such extended lock-up terms (x) do not exceed the duration of the trading restrictions applicable to investors requesting such extension of the Ananda Trust lock-up period (or the lock-up period for Zoomcar preferred stockholders under the proposed revised Zoomcar Investor Rights Agreement or otherwise, as applicable) and (y) include customary exceptions reasonably appropriate for the circumstances.

As of the date hereof, assuming that the Future Ananda Trust Investment Commitments are pursued and reflected in agreed AT Investment Documents, such commitments are expected, based on the terms of the Amended Letter Agreement, to include: (a) an additional purchase by Ananda Trust of $5,000,000 of newly-issued IOAC securities to be structured in a manner and on such terms as shall be agreed by Ananda Trust and IOAC, which are anticipated to include, but may not be limited to, a purchase of IOAC ordinary shares for a per share price of $5.20, to be consummated prior to the Domestication (the “Anticipated AT Closing Investment”), and (b) contingent upon the fulfillment of certain limited covenants and conditions by New Zoomcar during the post-Closing period prior to consummation of such additional investment by Ananda Trust, and subject also, to the parties’ agreement on structure and terms acceptable to Ananda Trust, an additional investment into New Zoomcar expected to occur within ninety (90) days after the Closing resulting in aggregate additional proceeds to New Zoomcar or its operating subsidiary, Zoomcar, of $2,000,000 (the “Post-Closing Investment, and together with the Anticipated AT Closing Investment, the “Future Ananda Trust Investment Commitments”), in consideration for which Ananda Trust may receive additional equity or debt securities to be issued by New Zoomcar, as shall be outlined in the AT Investment Documents into which applicable parties intend to enter. The terms and structure of the Future Ananda Trust Investment Commitments have not, as of the date hereof, yet been determined; if the parties cannot agree on any of the foregoing, the Future Ananda Trust Investment Commitments may not materialize and one or both of the Anticipated AT Closing Investment and the Post-Closing Investment may not be consummated, which may restrict New Zoomcar’s ability to carry out its anticipated business plans and have other adverse consequences on New Zoomcar’s business and results of operation, unless and until other capital sources on terms acceptable to New Zoomcar are identified. The description of the anticipated Future Ananda Trust Investment Commitments contained herein is not intended to be complete and is qualified entirely by the full text of associated AT Investment Documents, into which applicable parties anticipate entering as promptly as practical after the date of this Supplement. Additionally, subject to determination of the final structure and terms of Future Ananda Trust Investment Commitments, to be contained in the in the AT Investment Documents, there will be dilutive effects on New Zoomcar security holders, the effects of which may be exacerbated by certain protective terms and provisions of outstanding Zoomcar securities, including as described under the section below titled “Updates to Risk Factors” and as set forth in the disclosure contained in the Proxy Statement/Prospectus/Consent Solicitation Statement. These dilutive effects, and other consequences that may be associated with the final structure and terms contained in the AT Investment Documents, as well as may be associated with terms of any other Prospective Closing Financing Transactions, if any, are not, as of the date hereof, known or estimable but may be material relative to the value of your investment, the trading prices of New Zoomcar securities after the Closing and otherwise. The description of these risks and the terms of the future investment transactions in which applicable parties anticipate engaging contained herein is not intended to be complete and you should expect to consider, also, the further information about such risks and prospective transactions if and when made available by IOAC in future public filings.

Zoomcar has also agreed to reasonably cooperate with IOAC and other applicable parties to take necessary and commercially reasonable actions relative to the satisfaction of unpaid IOAC transaction expenses and Zoomcar transaction expenses, including by entering into agreements and arrangements with certain vendors and service providers to IOAC and to Zoomcar, respectively (“Vendors”) pursuant to which Vendors agree to accept equity or equity-linked securities of New Zoomcar in lieu and satisfaction of cash payments otherwise due at Closing.

Pursuant to the Amended Letter Agreement, Zoomcar’s conditional expectation to waive, in whole or in part, the Minimum Cash Condition (the “Min Cash Amendments”), is further contingent upon acceptance by Zoomcar and the Zoomcar Board, acting reasonably, of the final overall economic impact to New Zoomcar of anticipated transaction proceeds relative to required cash payments of unpaid Transaction Expenses at Closing. In the event that the Closing Financing Conditions relating to the Min Cash Amendments are not satisfied to an extent reasonably acceptable to Zoomcar, then Zoomcar may, at its option (and upon written notice to IOAC, including by email), determine that the Min Cash Amendments are null and void and the terms and conditions set forth in the Original Letter Agreement related to Zoomcar’s contingent conditional waiver of the Minimum Cash Condition remain in effect in lieu of such Min Cash Amendments. As of the date of the Amended Letter Agreement, it is not possible to determine or estimate with certainty the amount of funds, if any, that are expected to remain in IOAC’s Trust Account as of the Closing Date or determine expected proceeds from Prospective Closing Financing Transactions, if any are entered into and consummated, other than from the Anticipated AT Closing Investment, assuming the parties’ reach agreement to terms and the consummation thereof pursuant to AT Investment Documents. If Zoomcar does not waive the Minimum Cash Condition set forth in the Merger Agreement, the Business Combination will not be consummated. The Closing is subject to other material conditions, including obtaining IOAC shareholders’ approval and Zoomcar stockholders’ consent to the proposed Business Combination.

Other Prospective Financing Arrangements

Prior to the Closing, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), Zoomcar’s financial advisors, and other advisors engaged or which may be engaged by IOAC or Zoomcar will use commercially reasonable best efforts to secure additional indications of interest and commitments from third party investors, which may consist of non-redemption, backstop or other financing instruments or arrangements in which IOAC, Zoomcar and other parties may consummate prior to the Closing with a goal of, whether through retention of funds in the Trust Account or otherwise, generating additional proceeds to New Zoomcar, at or promptly after the Closing, of up to $3 million (on a gross or net basis), provided, however, that as of the date hereof, no terms of any such Prospective Closing Financing Transactions have been finalized or determined, and there can be no assurance that any such transactions will materialize on terms acceptable to Zoomcar and IOAC. Any Prospective Financing Transactions in which the parties determine to engage and consummate, prior to, at or after the Closing, may have dilutive effects and other effects, some of which may be adverse and potentially material, on the value of your investment IOAC, Zoomcar or New Zoomcar, after the Closing, should it occur, some of which are unknown and cannot yet be estimated.

Transaction Expense Arrangements

IOAC and Zoomcar are working with their respective vendors, service providers and advisors to enter into arrangements with the effect of deferring transaction fees and expenses otherwise due and payable at Closing, or committing to obligations to be satisfied by the issuance pre- or post- Closing, to issue equity or equity-linked securities, in lieu of such fees and expenses, provided that such arrangements can be negotiated on terms acceptable to IOAC and Zoomcar. As a result of such arrangements, additional securities are likely to become issuable by New Zoomcar at and following the Closing, though the terms and amounts of these additional issuances at not yet known; any such additional securities issuances may dilute ownership and voting interests of non-redeeming IOAC public shareholders, other IOAC holders and Zoomcar security holders, as well as other future investors in New Zoomcar. Further, certain arrangements related to the transaction expenses are expected to take the form of convertible notes and other equity-linked instruments, which, upon exercise or conversion thereof, will result in additional dilution to New Zoomcar security holders; the existence of additional indebtedness arrangements, and the consequences thereof on New Zoomcar’s results and prospects, including in the event that New Zoomcar is unable to satisfy obligations thereunder as they come due, could be adverse and potentially material. You should review carefully all of the information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement related to dilutive and other effects that may be associated with additional securities issuances at, prior to or after Closing, including upon exercise or conversion of securities and the consequences that may result from certain anti-dilution provisions contained in outstanding Zoomcar securities, if and to the extent applicable, including, without limitation, the risks described under the heading “Updates to Risk Factors” below.

Dilutive Effects; Other Risks; Descriptions Subject to Qualification

This Supplement describes, to the extent information is available as of the date hereof, certain prospective transactions and other transactions into which the parties to the proposed Business Combination and other parties may enter in connection with the proposed Business Combination, subject to various contingencies, including, in certain cases, the materialization of opportunities and agreement on terms and structures. Such transactions, if they materialize, are likely to involve additional issuances of securities, which may include newly-issued IOAC securities, Zoomcar securities or securities issued by New Zoomcar after the Closing of the proposed Business Combination, if any, with associated dilutive effects on investors, possible impact on post-Closing New Zoomcar trading prices and other effects, some of which may be material and negative; the potential magnitude of such dilutive effects will increase if the terms and conditions of any such transactions and arrangements result in obligations to issue additional securities to holders of the certain outstanding Zoomcar securities pursuant to applicable “most favored nation” provisions, as further described in the Proxy Statement/Prospectus/Consent Solicitation Statement, this Supplement, and as may be further described in future public filings by IOAC. The descriptions contained herein of the prospective transactions are not intended to be complete and are qualified entirely by the full text of the applicable agreements, into which applicable parties anticipate entering as promptly as practical after the date of this Supplement. There may be other risks to New Zoomcar and its business, and to investors, which may be material, that cannot, as of the date hereof, be determined or estimated, and can be further evaluated only if and when terms of such additional transactions and arrangements are determined and finalized by applicable parties.

Updates to Estimated Per Share Redemption Price to Be Paid At Closing

As of the date of this Supplement, IOAC estimates that the per share redemption price to be paid to redeeming holders in connection with the Business Combination Meeting will be $11.35 per share, based on the amount of cash held in the Trust Account on October 27, 2023, though such information and estimate is subject to change or adjustment prior to the Closing.

Updates to Zoomcar Written Consent Solicitation Process

Zoomcar previously commenced, and promptly after the date hereof, expects to re-commence efforts to solicit written consents from Zoomcar stockholders to the proposed Business Combination and other the transactions associated therewith. Such written consents are being requested only of Zoomcar stockholders of record as of the Zoomcar Record Date are entitled to execute and deliver a written consent.

Updated Interests of Certain Parties in the Proposed Business Combination; Related Party Transactions

In considering the recommendation of the IOAC Board to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Proposals, shareholders should keep in mind that the Sponsor and certain members of the IOAC Board and the Sponsor, including its directors and officers, and other parties have interests in such Proposals that are different from, or in addition to, those of IOAC’s shareholders generally, some of which interests may change, or may be supplemented by additional interests, in particular, as follows:

•	Concurrently with the execution of the Merger Agreement, Ananda Trust, an affiliate of the Sponsor, and of Mohan Ananda and Elaine Price, the Chief Executive Officer and Chief Financial Officer of IOAC, respectively, entered into the Ananda Trust Subscription Agreement to subscribe for 1,000,000 newly issued shares of New Zoomcar common stock at a purchase price of $10.00 per share, contingent upon the Closing. Furthermore, simultaneously with the signing of the Merger Agreement, Ananda Trust completed the Ananda Trust Investment, in exchange for the Ananda Trust Note (as amended, including to extend the maturity date thereunder, as described in the Proxy Statement/Prospectus/Written Consent Solicitation Statement). Ananda Trust’s payment obligations under the Ananda Trust Subscription Agreement will be offset against the repayment obligations of Zoomcar under the Ananda Trust Note upon the Closing. If the Business Combination does not close by the extended maturity date of the Ananda Trust Note, the Ananda Trust Note would be converted into shares of Zoomcar. Other than the Ananda Trust Investment consummated concurrent with the parties’ execution of the Merger Agreement and additional prospective investments by Ananda Trust described below, none of the Sponsor or IOAC’s officers or directors have any financial interest in Zoomcar.

•	As described in this Supplement, as of the date hereof, Ananda Trust is expected, subject to Ananda Trust’s agreement to the structure and terms to be contained in the AT Investment Documents, to enter into transactions and agreements comprising the Future Ananda Trust Investment Commitments. If such transactions and commitments are entered into and consummated as described in this Supplement, Ananda Trust is expected to own additional securities of New Zoomcar after the Closing; provided, however, that the terms, structure and number of securities issuable in connection with the prospective additional investments by Ananda Trust have not, as of the date of this Supplement, been finalized or agreed.

•	Mohan Ananda, Chairman and Chief Executive Officer of IOAC, who, assuming consummation of the Business Combination, is expected to become the Chairman of the Board of Directors of the Combined Company after the Closing, may be deemed to have or share beneficial ownership of the founder shares and Private Placement Shares held directly by the Sponsor by virtue of his role as manager of the Sponsor and will be deemed to be the beneficial owner of all securities issuable in the proposed Business Combination by New Zoomcar.

•	Certain other interests of Sponsor and its affiliates, including, without limitation, the remaining founder shares held by Sponsor after consummation of additional Prospective Closing Financing Transactions, if any, and the repayment of certain obligations to Sponsor in accordance with loans and promissory notes previously adopted in connection with working capital, extensions or other purposes are also expected to be affected by the final terms of Proposed Closing Financing Transactions and upon consummation of other actions, transactions and agreements set forth in the Amended Letter Agreement entered into by IOAC, Sponsor and Zoomcar on November 17, 2023.

Furthermore, it is expected that certain or all of the Ananda Trust additional investment transactions will qualify as related party transactions, the terms and risks associated with which (including any specific risks as may arise from the related party nature of such transactions), will be described in future disclosures by IOAC, prior to the Closing, and New Zoomcar, after the Closing.

Prior to the date hereof, Zoomcar engaged a proxy solicitor, Advantage Proxy, Inc., to assist with Zoomcar’s written consent solicitation process, for which such proxy solicitor will receive aggregate compensation of the $8,500.00.

UPDATES TO RISK FACTORS

The following amends and restates certain risk factors, which were included in the section of the Proxy Statement/Prospectus/Consent Solicitation Statement under “Risk Factors”, in their entirety.

Future sales of our securities may affect the market price of the New Zoomcar common stock and result in material dilution to security holders, the effects of which may be exacerbated if certain most favored nation features of our Convertible Notes are triggered.

We will require substantial additional funding to financing our business. We expect to finance our cash needs through equity offerings, debt financings or other third-party funding arrangements, as well as, potentially, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, should such arrangements materialize. Investors in the Zoomcar 2023 Private Financing (“Private Financing Investors”) received most favored nation exchange right provisions (the “MFN Rights”) with respect to their Convertible Notes, and such provisions survive the Closing, pursuant to the Securities Purchase Agreement entered into by the 2023 Private Financing Investors (the “Private Financing SPA”), with regard to the shares of New Zoomcar common stock issuable to the Private Financing Investors in respect of their investment in the Convertible Notes, for a period until the later of the sale or disposition of such shares or the 12-month anniversary of the Closing. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, the MFN Rights may be triggered, and the terms of the newly issued securities may include liquidation or other preferences that adversely affect your rights.

Under certain circumstances, in the event that IOAC (or New Zoomcar after the Closing) sells new securities at a price per share or conversion price lower than the Conversion Price of the Convertible Notes, the Conversion Price may be reduced or the Private Financing Investors may elect to exchange their securities for New Zoomcar securities having terms similar to such new securities or may require other adjustments to their original investment terms in accordance with the MFN Rights. While the MFN Rights provide the Zoomcar Board, prior to the Closing, and the New Zoomcar Board after the Closing, with discretion in evaluating when and to what extent the MFN Rights entitle Private Financing Investors to exchange New Zoomcar securities or have their original investment terms adjusted, as applicable, under the provisions comprising the MFN Rights, no assurances can be made that the Private Financing Investors will agree with any such determinations by the Zoomcar or New Zoomcar Board, as applicable, or that the Private Financing Investors, individually or collectively, on the one hand, and Zoomcar or New Zoomcar, on the other hand, will agree upon the terms and conditions of any exchanges or adjustments that Private Financing Investors may request if MFN Rights are triggered under a given scenario or set of circumstances. New Zoomcar may, as a result, incur costs and delays, including those affecting capital raising efforts, and face challenges, potentially including legal claims, from Private Financing Investors, which could have material negative impact on New Zoomcar.

Further, the existence and continuation, post-Closing, of the MFN Rights pursuant to the Private Financing SPA may limit, potentially significantly, New Zoomcar’s ability to raise capital on favorable terms, if at all, from existing or any other investors. Additionally, any future issuances of New Zoomcar securities to Private Financing Investors to give effect to the MFN Rights, if and to the extent applicable, may have a negative impact on the trading price of New Zoomcar’s common stock, the significance of which cannot be fully determined in advance. Issuances of substantial amounts of New Zoomcar securities in the public market, or the expectation that such events could occur, could materially adversely affect the market price of the New Zoomcar common stock and may make it more difficult for you to sell your securities at a time and price which you deem appropriate.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement conditions closing of the Business Combination to a number of conditions, including but not limited to, approval of the Merger Agreement by Zoomcar stockholders, approval of the proposals required to effect the Business Combination by IOAC shareholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this joint proxy statement/consent solicitation statement/prospectus is a part, approval of the shares of New Zoomcar common stock to be issued to Zoomcar stockholders for listing on Nasdaq (the “Nasdaq Listing Condition”), the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement), the Minimum Cash Condition, and the performance by both parties of their covenants and agreements (subject to the materiality standards set forth in the Merger Agreement). As of the date of this Supplement, certain of the foregoing conditions to the Closing have not yet been satisfied or waived, including, without limitation, the Minimum Cash Condition, the Nasdaq Listing Condition and the conditions that IOAC shareholders, and, separately, Zoomcar stockholders. If some or any of these conditions to the Closing are not satisfied or waived, the proposed Business Combination may not be consummate and these closing conditions may not be fulfilled in a timely manner or at all. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approvals, or IOAC or Zoomcar may elect to terminate the Merger Agreement in certain other circumstances.

If certain additional prospective financing transactions (“Prospective Closing Financing Transactions”) are not identified, pursued and consummated by IOAC or Zoomcar prior to or in connection with the Closing, or such Prospective Closing Financing Transactions, if identified, fail to close and sufficient IOAC public shareholder that have tendered requests to redeem their public shares prior to Closing do not request, and have accepted by IOAC, withdrawals of previously tendered redemption requests, or the Purchaser Transaction Expenses and Company Transaction Expenses are not reduced or satisfied other than by cash payments at Closing, there may not be sufficient funds to consummate the Business Combination.

In the event that additional financing transactions with terms acceptable to Zoomcar and IOAC, as applicable, do not materialize or are not consummated prior to or in connection with the Closing, the proposed Business Combination may not be consummated. While Zoomcar, as of the date of this Supplement. anticipates, on a conditional basis, waiving, in whole or in part, the Minimum Cash Condition set forth in the Merger Agreement, its conditional contingent waiver is premised upon satisfaction of other terms and conditions prior to or at Closing which, if unsatisfied, may result in Zoomcar not waiving the Minimum Cash Condition, resulting in the Business Combination not being consummated.

Prior to the date hereof, as described in this Supplement, holders of large numbers of IOAC public shares have submitted requests to redeem their IOAC public shares in connection with the Business Combination; of the remaining IOAC public shares, additional shares may be redeemed in connection with IOAC extension meetings, as described in other public filings by IOAC. If sufficient numbers of IOAC public shareholders that previously tendered redemption requests do not withdraw such redemption requests, which they are entitled to do, and which IOAC retains discretion to accept, through the Closing Date, aggregate proceeds from the proposed Business Combination, coupled with redemption levels and other factors, may not be acceptable to Zoomcar, which may determine, in its discretion, not to waive the Minimum Cash Condition.

Furthermore, there are significant unpaid transaction expenses due to vendors or other service providers of IOAC and Zoomcar, respectively (“Vendors”) at the Closing. The Business Combination parties continue to discuss arrangements with certain Vendors pursuant to which certain Vendor obligations may be reduced or may be converted into obligations that can be satisfied through the issuance of equity or equity-linked securities. However, the terms of such arrangements with applicable Vendors are not, as of the date of this Supplement, finalized and if the parties cannot enter into mutually acceptable Vendor arrangements prior to the Closing, Zoomcar may not be willing to waive the Minimum Cash Condition and the proposed Business Combination may not close. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this joint proxy statement/consent solicitation statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and IOAC.”

IOAC’s public shareholders and existing Zoomcar security holders will experience dilution due to the issuance to existing Zoomcar equity holders of additional securities entitling them to a significant interest and voting stake in New Zoomcar, which may arise pursuant to the terms of certain of Zoomcar’s outstanding securities and other prospective future issuances of securities (or exercise or conversion of any such securities which are convertible into New Zoomcar shares), in connection with or following the Closing.

Based upon the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” IOAC’s current public shareholders, Ananda Trust and the Sponsor would hold in the aggregate approximately 6.8%, 2.5% and 22.5%, respectively, of the outstanding economic interests in New Zoomcar (in each case, assuming no redemptions by IOAC’s public shareholders), following the consummation of the Business Combination. Provided, however, that the information concerning in the Proxy Statement/Prospectus/Consent Solicitation Statement, including, without limitation, in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Questions and Answers About the Proposed Business Combination”, and otherwise, do not take into account additional dilution resulting from additional prospective financing transactions and transaction expense-related arrangements into which the parties to the Business Combination may enter prior to the Closing Date, if any, or any other transactions or issuances of securities in which IOAC, Zoomcar or New Zoomcar may engage in the future. These prospective closing financing transactions and their terms have not yet been finalized or, in some cases, as of the date of this Supplement, have not yet been identified; however, certain such transactions, if entered into and consummated prior to or in connection with the Closing, may have material dilutive effects on the interests of IOAC public shareholders and Zoomcar security holders after the Closing, which will, in turn, affect the voting power and the influence certain holders may have with regard to decisions after the closing, if any, of the proposed Business Combination. The dilutive effects associated with additional issuances of IOAC securities prior to the Closing or New Zoomcar securities after the Closing will be significantly magnified if certain most-favored nations terms are determined to apply; further, additional issuances of securities by Zoomcar prior to the Closing may give rise to further dilution to post-Closing security holders or to other holders of outstanding Zoomcar or Zoomcar India shares on a relative basis, due to the terms of outstanding Zoomcar securities and Zoomcar’s current organizational documents. If any of the foregoing effects occurs, certain groups of New Zoomcar security holders may have greater voting power, ownership and influence over the post-Closing Combined Company than is currently reflected in the disclosure contained in the Proxy Statement/Prospectus/Consent Solicitation Statement, given the assumptions and information incorporated therein at the time such information and disclosure was prepared and as of the date of this Supplement.

VOTING AND SUBMITTING YOUR PROXY

The proxy card or voting instruction form distributed with the Proxy Statement/Prospectus/Consent Solicitation Statement remains valid and shareholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they want to change or revoke their voting instructions.

IOAC shareholders may vote electronically at the Business Combination Meeting by visiting https://web.lumiagm.com/#/228230513 (password: innovative2023) or by proxy. If you properly complete, sign and date your proxy card or voting instructions provided to you, your shares will be voted in accordance with your instructions. If you sign and return your proxy card or voting instruction without providing specific voting instructions, your shares will be voted in accordance with the recommendations of the IOAC Board.

If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Business Combination Meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Business Combination Meeting. We recommend that you submit your proxy even if you plan to virtually attend the Business Combination Meeting.

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali, our proxy solicitor, by email at IOAC.info@investor.morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400.

IMPORTANT NOTICES

Important Information About the Business Combination and Where to Find It

In connection with the Business Combination, IOAC has filed with the SEC the Registration Statement, which includes the Proxy Statement/Prospectus/Consent Solicitation Statement. The Registration Statement was declared effective on September 29, 2023. IOAC has mailed the Proxy Statement/Prospectus/Consent Solicitation Statement and other relevant documents to its shareholders. This document is not a substitute for the Proxy Statement/Prospectus/Consent Solicitation Statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ZOOMCAR, IOAC, THE PROPOSED TRANSACTION AND RELATED MATTERS. The documents filed or that will be filed with the SEC relating to the Business Combination (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.

These forward-looking statements and factors that may cause actual results and the timing of events to differ materially from the anticipated results include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the transactions contemplated therein to fail to close; (2) the outcome of any legal proceedings that may be instituted against IOAC, Zoomcar, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of IOAC or stockholders of Zoomcar; (4) the inability of Zoomcar to satisfy other conditions to closing; (5) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (6) the ability to meet stock exchange listing standards in connection with and following the consummation of the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations of Zoomcar as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain its reputation, grow its customer base, maintain relationships with customers and suppliers and retain its management and key employees; (9) the impact of the COVID-19 pandemic on the business of Zoomcar and the combined company (including the effects of the ongoing global supply chain shortage); (10) Zoomcar’s limited operating history and history of net losses; (11) Zoomcar’s customer concentration and reliance on a limited number of key technology providers and payment processors facilitating payments to and by Zoomcar’s customers; (12) costs related to the Business Combination; (13) unfavorable interpretations of laws or regulations or changes in applicable laws or regulations; (14) the possibility that Zoomcar or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (15) Zoomcar’s estimates of expenses and profitability; (16) the evolution of the markets in which Zoomcar competes; (17) political instability associated with operating in current and future emerging markets Zoomcar has entered or may later enter; (18) risks associated with Zoomcar maintaining inadequate insurance to cover risks associated with business operations now or in the future; (19) the ability of Zoomcar to implement its strategic initiatives and continue to innovate its existing products; (20) the ability of Zoomcar to adhere to legal requirements with respect to the protection of personal data and privacy laws; (21) cybersecurity risks, data loss and other breaches of Zoomcar’s network security and the disclosure of personal information or the infringement upon Zoomcar’s intellectual property by unauthorized third parties; (22) risks associated with the performance or reliability of infrastructure upon which Zoomcar relies, including, but not limited to, internet and cellular phone services; (23) the risk of regulatory lawsuits or proceedings relating to Zoomcar’s products or services; (24) increased compliance risks associated with operating in multiple foreign jurisdictions at once, including regulatory and accounting compliance issues; (25) Zoomcar’s exposure to operations in emerging markets where improper business practices may be prevalent; and (26) Zoomcar’s ability to obtain additional capital when necessary.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by IOAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. Forward-looking statements speak only as of the date they are made, and IOAC and Zoomcar disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Zoomcar’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.